Exhibit 23
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The Board of Directors
Fidelity Bancorp Inc:




We consent to the incorporation by reference in the registration statements on Form S-8 pertaining to the Fidelity Bancorp, Inc.'s 1997 Employee Stock
Compensation Program filed March 12, 1998, and the 1993 Employee Stock Compensation Program and 1993 Directors' Stock Option Plan filed May 2, 1997, of our report dated October 30, 1998, relating to the consolidated statements of financial condition of Fidelity Bancorp, Inc. as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998, annual report on Form 10-K of Fidelity Bancorp, Inc.


/s/KPMG Peat Marwick LLP
------------------------
KMPG Peat Marwick LLP

Pittsuburgh, Pennsylvania
December 23, 1998